Exhibit 99.2

Chinook Therapeutics Presents Data from Atrasentan Phase 2 AFFINITY IgA Nephropathy (IgAN) Patient Cohort and Evotec Collaboration at the 59th European Renal Association (ERA) Congress 2022

•

The AFFINITY IgAN cohort of 20 patients is fully enrolled, with 70% of patients in the study having baseline proteinuria over one gram per day despite maximal RAS inhibitor treatment, representing an IgAN patient population at high risk for progression

•	Atrasentan was well-tolerated with no treatment-related serious adverse events (SAEs)

•	Atrasentan demonstrated 38.0% proteinuria reduction at six weeks of treatment, 49.9% proteinuria reduction at 12 weeks of treatment and 58.5% reduction at 24 weeks of treatment

•

There were no meaningful changes in blood pressure or acute eGFR, suggesting proteinuria reductions were not primarily due to hemodynamic effects of atrasentan, and there were no increases in brain natriuretic peptide (BNP) or mean bodyweight, suggesting minimal fluid retention

•

Data was also presented on the approach used under Chinook’s Evotec collaboration to leverage the NURTuRE CKD biobank to generate mechanistic disease understanding for target and biomarker discovery that will enable the development of novel precision treatments for CKD patient subsets

•

Chinook to host investor conference call and webcast today at 4:15 pm EDT with Dr. Muh Geot Wong, associate professor of nephrology at Concord Repatriation General Hospital at University of Sydney and Dr. Jonathan Barratt, Mayer Professor of Renal Medicine at University of Leicester

SEATTLE May 20, 2022 – Chinook Therapeutics, Inc. (Nasdaq: KDNY), a biopharmaceutical company focused on the discovery, development and commercialization of precision medicines for kidney diseases, today announced two oral presentations on the atrasentan clinical program and Evotec collaboration at the 59th ERA Congress 2022 being held virtually and live in Paris, France.

“We are very encouraged by the data we presented today on atrasentan from the IgAN patient cohort of the phase 2 AFFINITY basket trial, demonstrating highly consistent and clinically meaningful proteinuria reductions at weeks six, 12 and 24 of treatment in patients with IgAN already on a maximally tolerated and stable dose of a RAS inhibitor. This level of proteinuria reduction is likely to translate into significant clinical benefit for patients with IgAN who currently have limited treatment options and high unmet need,” said Eric Dobmeier, president and chief executive officer of Chinook Therapeutics. “The magnitude and deepening of response observed over time is distinct from the previous treatment experience with atrasentan in DKD where proteinuria reductions plateaued after a few weeks of treatment. We believe this dataset provides strong readthrough to the topline proteinuria data from the phase 3 ALIGN trial expected in 2023.”

FC052 - Atrasentan for the Treatment of IgA Nephropathy: Interim Results from the AFFINITY Study

Atrasentan is a potent and selective inhibitor of the endothelin A receptor (ETA) that has the potential to provide benefit in multiple chronic kidney diseases by reducing proteinuria and having direct anti-inflammatory and anti-fibrotic effects to preserve kidney function. Chinook selected IgAN as the lead indication for atrasentan due to the role of ETA activation in driving proteinuria, mesangial cell activation, kidney inflammation and fibrosis, the hallmarks of IgAN disease progression.

The AFFINITY Study (see www.clinicaltrials.gov, identifier NCT04573920) is an ongoing global phase 2, open-label, basket study to evaluate the efficacy and safety of atrasentan in patients with proteinuric glomerular disease who are at risk of progressive loss of renal function. The four AFFINITY cohorts consist of patients with: biopsy-proven IgAN with urine protein to creatinine ratio (UPCR) of 0.5 to 1.0 g/g, focal segmental glomerulosclerosis (FSGS), Alport syndrome and diabetic kidney disease (DKD) in combination with an SGLT2 inhibitor. The 20 patients enrolled in each cohort receive 0.75 mg oral atrasentan daily for 52 weeks while continuing to receive a maximally tolerated and stable dose of a RAS inhibitor as standard of care.

Key highlights from the presentation include the following:

•

In the IgAN cohort, median baseline 24-hour urine protein excretion was 1.17 g/day. Overall, 14 of 20 patients enrolled had baseline total urine protein over one gram per day despite optimized RAS inhibitor treatment, representing an IgAN patient population at high risk for progression.

•

As of the April 22, 2022 data cutoff, atrasentan has been well-tolerated to date in patients with IgAN, with no treatment-related SAEs. Eighteen of 20 patients remained on treatment, with time on treatment ranging from six to 52 weeks.

•	One patient discontinued study treatment due to headache, which was considered a moderate related adverse event by the investigator, and one patient completed 52 weeks of treatment.

•	One patient had an unrelated serious adverse event of a traffic accident.

•	Five patients had a treatment-related adverse event, all of which were considered mild or moderate.

•	Two patients experienced peripheral edema—one mild and one moderate—which resolved in less than seven days with temporary use of low-dose diuretics.

•	All other treatment-emergent adverse events have resolved.

•

There were no meaningful changes in blood pressure or acute eGFR effects, suggesting proteinuria reductions were not primarily due to hemodynamic effects of atrasentan. There were no increases in BNP or mean bodyweight, suggesting minimal fluid retention.

•

Atrasentan demonstrated a 38.0% geometric mean reduction in 24-hour urine protein creatinine ratio (UPCR) in 20 patients at six weeks of treatment, 49.9% geometric mean reduction in 24-hour UPCR in 18 patients at 12 weeks of treatment and 58.5% geometric mean reduction in 24-hour UPCR in 11 patients at 24 weeks of treatment (see figure below). After 24 weeks of treatment, ten of the 11 patients (91%) who had completed this visit had greater than a 40% cumulative reduction in UPCR.

FC080 - A Systems Nephrology Framework for the Molecular Classification of Chronic Kidney Disease

Conventional stratification by clinical and histopathological phenotypes is insufficient to describe the heterogeneity of chronic kidney diseases (CKD). Integration of intra-renal molecular and morphological features with clinical outcomes is required to drive discovery of disease-modifying therapies. The NURTuRE biobank comprises matched patient samples from a broad range of diagnoses and kidney functional states, that are associated with rich clinical data. Chinook and Evotec aim to generate mechanistic disease understanding for a patient-centric, integrated target and biomarker discovery that will enable the development of novel precision treatments.

Unsupervised characterization of NURTuRE kidney transcriptomes inferred 5 clusters with distinct molecular landscapes. Molecular stratification aligned with clinical and histopathological parameters of disease progression. Dimensionality reduction suggested transitions between molecular clusters that can be interpreted as pseudotime disease trajectories. Detailed characterization of gene expression and tissue remodeling dynamics along these trajectories will reveal new insights into cellular and molecular mechanisms of CKD progression.

Both presentations can be found in the Scientific Publications section of Chinook’s website.

Live Conference Call and Webcast

Chinook will host a live conference call and webcast today at 4:15 pm EDT to discuss the presentations at the 59th ERA Congress 2022 and provide program updates. Members of the Chinook executive team will be joined by Dr. Muh Geot Wong, associate professor of nephrology at Concord Repatriation General Hospital at University of Sydney in Sydney, Australia and Dr. Jonathan Barratt, Mayer Professor of Renal Medicine at University of Leicester in Leicester, UK.

Conference Call and Webcast Details

To access the call, please dial (844) 309-0604 (domestic) or (574) 990-9932 (international) and provide the Conference ID 9428716 to the operator.

To access the live webcast and subsequent archived recording of this and other company presentations, please visit the Investors section of Chinook’s website. The archived webcast will remain available for replay on Chinook’s website for 90 days.

About Chinook Therapeutics, Inc.

Chinook Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing precision medicines for kidney diseases. Chinook’s product candidates are being investigated in rare, severe chronic kidney disorders with opportunities for well-defined clinical pathways. Chinook’s lead program is atrasentan, a phase 3 endothelin receptor antagonist for the treatment of IgA nephropathy and other proteinuric glomerular diseases. BION-1301, an anti-APRIL monoclonal antibody is being evaluated in a phase 1/2 trial for IgA nephropathy. CHK-336, an oral small molecule LDHA inhibitor for the treatment of hyperoxalurias, is being evaluated in a phase 1 healthy volunteer trial. In addition, Chinook is advancing research programs for other rare, severe chronic kidney diseases. Chinook is building its pipeline by leveraging insights in kidney single cell RNA sequencing, human-derived organoids and new translational models, to discover and develop therapeutics with differentiating mechanisms of action against key kidney disease pathways. To learn more, visit www.chinooktx.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to Chinook’s business, future operations, advancement of its product candidates and product pipeline, clinical development of its product candidates, including expectations regarding timing of results of clinical trials and the readthrough to topline data. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, including initiation of clinical trials of our existing product candidates or those developed as part of the Evotec collaboration, whether results of early clinical trials, such as those described above for BION-1301, or preclinical studies will be indicative of the results of future trials, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that may be more advanced or have greater resources than we do, our ability to obtain and adequately protect intellectual property rights for our product candidates and the effects of COVID-19 on our clinical programs and business operations. Many of these risks are described in greater detail in our filings with the SEC. Any forward-looking statements in this press release speak only as of the date of this press release. Chinook assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Noopur Liffick

Vice President, Investor Relations & Corporate Communications

investors@chinooktx.com

media@chinooktx.com